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                                 RISK FACTORS



Fluctuations in Quarterly Operating Results; Uncertainty of Future Results

     The Company's quarterly operating results have fluctuated significantly in the past and will likely fluctuate significantly in the future depending on a variety of factors, several of which are not in the Company's control.

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Such factors include the demand for the Company's products and the products of its competitors, the size and rate of growth of the interactive entertainment software market, development and promotional expenses related to the introduction of new products or enhancements, the degree of market acceptance for the Company's new product introductions and enhancements, the timing of orders from significant customers, delays in shipment, the level of price competition, changes in computing platforms, the nature and magnitude of product returns, order cancellations, software defects and other quality problems, the length of product life cycles, the percentage of the Company's sales related to international sales and changes in personnel. Products are generally shipped as orders are received, and, accordingly, the Company operates with little backlog. Net revenues in any quarter are, therefore, substantially dependent on orders booked and shipped in that quarter. A significant portion of the Company's operating expenses is relatively fixed, and planned expenditures are primarily based on expectations regarding future sales; as a result, operating results in any given quarter would be disproportionately adversely affected by a decrease in sales or a failure to meet the Company's sales expectations. Operating results for future periods are subject to numerous uncertainties, and there can be no assurance that the Company will become profitable or sustain profitability on an annual or quarterly basis. Based on the foregoing, the Company believes that period-to-period comparisons of operating results should not be relied upon as indicative of future results.


Short CD-ROM Product Life Cycles; Dependence On a Limited Number of Products

     The market for interactive CD-ROM software games is characterized by short product life cycles and frequent introduction of new products, most of which do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. Generally, the majority of sales of new products occur within the first six months following their release. The Company's success will depend upon development of new, commercially successful products and upon its ability to replace revenues from products at the later stages of their life cycles. The Company believes that competition in the interactive entertainment software market requires the development of higher quality, distinctive products that incorporate increasingly sophisticated effects and the need to support product releases with increased marketing, all of which results in higher development, acquisition and marketing costs. To date, the Company has derived a significant portion of its revenues from a limited number of software products released each year, and many of these products have substantial development or acquisition costs and marketing budgets. Due to this dependence on a limited number of products, the Company may be adversely affected if one or more of its principal products fails to achieve anticipated results. During the years ended December 31, 1996 and 1997, two titles and three titles accounted for approximately 56.0% and 55.8%, respectively, of the Company's consolidated net shipments after factoring in product returns. There can be no assurance that the Company will not remain dependent upon non-recurring sales of a limited number of products for a substantial portion of its revenues or that any products introduced by the Company will be commercially viable or have life cycles sufficient to permit the Company to recoup the development, marketing and other costs associated with their development. Failure to continuously introduce new, commercially successful products would have a material adverse effect on the Company.


Lengthy Development Cycle; Product Development Risks

     The Company's success depends on the timely introduction of successful new products. The development of new interactive entertainment software products is lengthy, expensive and uncertain, and a product's development typically requires six to 24 months to complete from the time a new concept is approved. In addition, product development of online products continues for the life of the product. Many of the Company's proposed products are in early stages of development, and the Company will be required to commit considerable time, effort and resources to complete development of its currently proposed products. The Company has, in the past, experienced significant delays in the introduction of certain new products and there will likely be delays in developing and introducing new products in the future. In addition, because many of the Company's products are developed for it by third parties, the Company cannot always control the timing of their introduction. While the Company maintains production arrangements with its third-party developers, provides them with certain software tool kits to promote quality control and monitors their progress, there can be no assurance that delays in the work performed by third parties or poor quality of such work will not result in product delays. Unanticipated delays, expenses, technical problems or difficulties could cause the Company to miss an important selling season with a corresponding negative impact on revenues and net income or result in abandonment or material change in product commercialization.

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There can be no assurance that the Company will be able to successfully develop any new products on a timely basis or that technical or other problems will not occur which would result in increased costs or material delays. In addition, software products as complex as those offered by the Company may contain undetected errors when first introduced. Despite extensive product testing, the Company has, in the past, released products with defects and has discovered software errors in certain of its product offerings after their introduction.
In particular, the personal computer hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments. Remedying such errors may delay the Company's plans, cause it to incur additional costs and adversely affect its reputation.


Industry Factors; Changing Consumer Preferences; Uncertainty of Market
Acceptance

     The level of demand and market acceptance for the Company's newly introduced products is subject to a high degree of uncertainty. Software acquisition and development costs, as well as promotion and marketing expenses, royalties and third-party participations payable to software developers, creative personnel, musicians and others, which reduce potential revenues derived from software sales, have increased significantly in recent years. The Company's future operating results will depend on numerous factors beyond its control, including the popularity, price and timing of new entertainment software products being released and distributed, international, national, regional and local economic conditions (particularly economic conditions adversely affecting discretionary consumer spending), changes in consumer demographics, the availability of other forms of entertainment, critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted. The Company's ability to plan for product development and promotional activities will be significantly affected by its ability to anticipate and respond to relatively rapid changes in consumer tastes and preferences, particularly those of the consumers, primarily males over age 25 with annual household incomes of $50,000 or more, comprising the Company's principal target market. A decline in the popularity of software games or in the interactive entertainment software industry generally or in particular market segments could adversely affect the Company's business and prospects. In addition, the success of the Company's strategy to capitalize on online games will depend in part upon market acceptance of online games and a "pay-for-play" model. Online game play is a new and evolving concept, and it is difficult to assess or predict with any assurance the size of the market for online games or its prospects for growth. There can be no assurance that a viable market for online games will develop, that the Company will be successful in developing additional products for online use or that the Company's products for this market will achieve widespread market acceptance.


Infrastructure Risks of Online Game Play

     The development of a robust market for online games will depend on several factors that are outside the Company's control, including the development and maintenance of an industry infrastructure for providing consumer access to online games. There can be no assurance that the infrastructure, including a reliable network foundation, and timely development of complementary products, such as high-speed modems, necessary to make local or wide area networks or the Internet a viable medium for use of real-time large-scale multiplayer simulation and strategy games will be developed, or, if developed, that such networks will become a viable medium for use of multiplayer simulation and strategy games. In addition, hardware restrictions, such as bandwidth (amount of data capable of transmission at a single time) and latency (delays introduced by the network), which limit use of content via local and wide area networks, may inhibit such networks from becoming a viable medium for delivery of multiplayer simulation and strategy games. If the necessary infrastructure or complementary products are not developed, or if such networks do not become a viable medium for delivery of multiplayer simulation and strategy games, the Company's business, operating results and financial condition may be materially adversely affected.


Changes in Technology and Industry Standards

     The interactive entertainment software industry is undergoing rapid changes, including evolving industry standards, frequent new platform introductions and changes in consumer requirements and preferences. The introduction of new technologies, technologies that support multiplayer games and new media formats such as online delivery

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and digital video disks, could render the Company's previously released products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the Company's current development cycle for products on existing operating systems, microprocessors and formats and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences or that the Company will be successful in developing and marketing products for any future operating system or format. Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence and could have a material adverse effect on the Company's business, operating results and financial condition.

     The overall market for the Internet is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities for Internet use and develop and bring such new products to market in a timely manner, or that products or technologies developed by others will not render the Company's products or technology obsolete. The Company also is at risk to fundamental changes in the way Internet connectivity services are delivered. Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. If the Internet becomes accessible by screen-based telephones, television or other consumer electronic devices, or becomes deliverable through other means such as coaxial cable or wireless transmission, the Company may have to develop new technology or modify its existing technology to accommodate these developments. The Company's pursuit of such technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its products to alternate access devices and conduits.


Intense Competition; Competition for Shelf Space

     The interactive entertainment software industry is intensely and increasingly competitive. Industry competition is based primarily upon product quality and features, the compatibility of products with popular platforms, access to distribution channels (including access to retail shelf space), marketing effectiveness, reliability and ease of use, price and the quality of user support services. Many of the companies with which the Company currently competes or may compete against in the future have greater financial, technical, marketing, sales and customer support and other resources than the Company and have established reputations for success in the development, licensing and sale of their products and technology. Current and future competitors with greater financial resources than the Company may be able to carry larger inventories, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to third party software developers and licensors than the Company. As competition increases, significant price competition, increased production costs and reduced profit margins may result. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its future operations.

     Retailers of the Company's CD-ROM products typically have a limited amount of shelf space and promotional resources, and there is intense competition among entertainment software producers for adequate levels of desirable shelf space and promotional support from retailers. As the number of entertainment software products has increased, the competition for shelf space has intensified, resulting in greater leverage for retailers and distributors in negotiating terms of sale, including price discounts, marketing and display fees and product return policies. The Company's CD-ROM products constitute a relatively small percentage of any retailer's sales volume, and there can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate levels of shelf space and promotional support.

Ability to Manage and Sustain Growth; Risks Associated with Future Acquisitions


     In addition to its internal growth strategies, the Company intends to evaluate, on an ongoing basis, potential acquisitions of, or investments in, other software publishers or developers, distributors or other businesses which the Company believes will complement or enhance its existing business. The success of such strategy thus will depend upon,

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among other things, the Company's ability to hire and retain skilled management, marketing, technical and other personnel and to successfully manage its growth (which also will require it to develop and improve upon its operational, management and financial systems and controls in order to properly monitor its expanded operations, control its costs and maintain effective quality controls). There can be no assurance that the Company will be able to expand its operations or that it will be able to effectively manage any such expansion or anticipate and satisfy all of the changing demands and requirements that growth will impose upon its operations. In addition, acquisitions involve numerous additional risks, including difficulties in the assimilation of the operations and products of the acquired companies, the expenses incurred in connection with the acquisition and subsequent assimilation of operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. If the Company consummates any acquisition in the future, there can be no assurance that the Company will be able to integrate the acquired operations successfully, and any inability to do so could adversely affect the Company's business.



Dependence on Third-Party Software Developers

     The Company relies on third-party software developers for the development of a significant number of its products. Due primarily to increased demand for quality interactive entertainment software programs, the Company's payment of advances and guaranteed royalties to such independent software developers has increased and may continue to increase. There can be no assurance that the sales of products associated with such royalties will be sufficient to cover the amount of the Company's prepayment expenditures. Moreover, as independent developers are in high demand, there can be no assurance that such developers, including those that have developed products for the Company in the past, will be available to develop products for the Company in the future. The failure to obtain or renew product development agreements with such developers could have a material adverse effect on the Company's future operations. In addition, many independent developers have limited financial resources, which also could expose the Company to the risk that such developers may go out of business prior to completing a project.


Dependence on Third-Party Distribution Channels

     The Company currently sells its CD-ROM software products primarily through software distributors and to major computer and software retailing organizations. Sales of CD-ROM games to a limited number of distributors and retailers constitute a substantial majority of the Company's net revenues. For the year ended December 31, 1996, sales of products to two distributors, accounted for approximately 26.5% and 11.3%, respectively, of the Company's net revenues. For the year ended December 31, 1997, sales of products to two distributors accounted for 19.0% and 10.0% of the Company's net revenues, respectively.

     Certain mass market retailers have established exclusive buying relationships under which such retailers will buy consumer software only from one intermediary. In such instances, the price or other terms on which the Company sells to such retailers may be adversely affected by the terms imposed by such intermediary, or the Company may be unable to sell to such retailers on terms which the Company deems acceptable. There can

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be no assurance that the Company's relationships with its current distributors and retailers will continue or that the Company will be able to find other means to market and distribute its CD-ROM products. The loss of, or a significant reduction in sales attributable to, any of the Company's principal distributors or retailers, in the absence of comparable new relationships or the development of independent means of marketing and distributing its CD-ROM games, could have a material adverse effect on the Company's revenues and operating results. In addition, the Company maintains a reserve for uncollectible receivables that it believes to be adequate, but the actual reserve maintained may not be sufficient in every circumstance. A payment default by a significant customer could have a material adverse effect on the Company's business, operating results and financial condition. The Company also intends to expand the distribution of its online products by seeking out relationships with third-party providers of online or Internet services in the United States and abroad. There can be no assurance that the Company will successfully negotiate relationships with providers of online or Internet services or, if completed, that such arrangements will generate significant revenues. The Company could be materially adversely affected if the cost to the Company of any proposed online or Internet distributor relationship exceeds expectations or if the Company incurs significant costs in anticipation of the arrangement and the arrangement is delayed or abandoned.


Risk of Product Returns

     The Company accepts product returns or provides markdowns or other credits in the event that customers hold excess inventory of the Company's products. The Company also accepts returns of defective, damaged or shelf-worn products at any time. At the time of product shipment, the Company establishes reserves for stock-balancing, price protection and returns of defective, damaged and shelf-worn products, based on historical return rates, retailer inventories of the Company's products and other factors. Although the Company maintains reserves which it believes to be adequate, if market acceptance is not achieved, the Company could be forced to accept substantial product returns to maintain favorable relationships with retailers and access to distribution channels. There can be no assurance that actual returns to the Company will not exceed the reserves established. Product returns that exceed the Company's reserves could materially and adversely affect the Company's operating results.


Dependence on Key Personnel

     The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. Although the Company generally enters into term employment agreements with its senior management, there can be no assurance that such employees or any other employees will not leave the Company or compete against the Company. The Company's failure to attract or retain qualified employees could have a material adverse effect on the Company's business, operating results and financial condition.


Limited Protection of Proprietary Information

     The Company regards its software technology as proprietary and holds copyrights on its internally developed products, manuals, advertising and other materials and maintains trademark rights in the Company name, the Interactive Magic logo and the names of products owned by the Company. The Company does not acquire the copyrights for works developed by third parties under license which the Company publishes. Although the Company has applied for a patent on its MEGAplayer technology that enables its online products to function more effectively on the Internet, there can be no assurance that a patent will be issued by the United States Patent and Trademark Office. While the Company relies on a combination of trademark, trade secret, copyright and other proprietary rights laws, license agreements, employee and third-party non-disclosure agreements and other methods to establish and protect its proprietary rights, there can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of the technology or independent development by others of software products with features based upon, or otherwise similar to, those of the Company's products. To license its products to end users, the Company primarily relies on "shrink wrap" licenses that are not signed by the end-user and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective copyright and trade secret

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protection may be unavailable or limited in certain foreign countries, and the global nature of certain wide area networks, particularly the Internet, makes it virtually impossible to control the ultimate destination of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected. As the number of software products in the industry increases and the functionality of these products further overlaps, software developers may become increasingly subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As is common in the industry, from time to time, the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company.


Risks Related to International Revenues and Operations

     The Company distributes its products in over 30 countries worldwide and maintains sales offices in the United Kingdom and Germany in addition to its facilities and operations in the United States. International sales and licensing (excluding online revenue) accounted for 23% and 37% of the Company's net revenues in 1996 and 1997, respectively. International operations and sales of CD-ROM products are subject to inherent risks, including fluctuations in exchange rates, the impact of possible recessionary environments in economies outside the United States, the costs of transferring and localizing products for foreign markets, longer accounts receivable collection periods and difficulty in collection of accounts receivable, unexpected changes in regulatory requirements, tariffs and other barriers, difficulties and costs of staffing and managing foreign offices and potential political and economic instability. Revenues and expenses from the Company's foreign operations generally are denominated in local currencies, and, as a result, exchange rate fluctuations between such local currencies and the U.S. dollar will subject the Company to currency translation risk from the reported results of its foreign operations. The Company intends to continue to expand its direct and indirect sales and marketing activities worldwide; however, there can be no assurance that the Company will be able to maintain or increase international market demand for its products or that these or other factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's operating results.


Manufacturing Risks

     The production of the Company's published products for retail sale involves duplicating software programs onto CD-ROM disks, printing user manuals and product packaging materials and packaging finished products. The foregoing activities are performed for the Company by third-party vendors in accordance with the Company's specifications. While these services are available from multiple parties and at multiple sites, there can be no assurance that an interruption in the manufacture of the Company's products will not occur and, if it does occur, that it could be remedied without undue delay. In addition, the Company must compete for CD-ROM duplication services with its competitors, as well as publishers of music and video CDs. While the Company engages in ongoing efforts to ensure an adequate and timely supply of CD-ROMs, there can be no assurance that the future supply of CD-ROMs will be sufficient to meet the Company's requirements. The Company must place advance orders for finished goods based on forecasts of the sales volume of the product; there can be no assurance that the Company's forecasts will prove accurate, and any resulting over-production or under-production of the Company's CD-ROM products could have a material adverse effect on the Company.


Outstanding Indebtedness; Consequences of Default and Covenants Under Lines of Credit

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     The Company's ability to meet its debt service obligations will depend on the Company's future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond the Company's control. Because indebtedness under the Company's lines of credit bear interest at rates that fluctuate with prevailing interest rates, increases in such prevailing rates would increase the Company's interest payment obligations and could adversely affect the Company's financial condition and results of operations. Furthermore, the Company's indebtedness under its $5,000,000 line of credit is secured by substantially all of the Company's assets, as well as the assets of its wholly-owned subsidiary, iMagic Online Corporation. In the event of a violation by the Company of any of its loan covenants or any other default by the Company on its obligations relating to its indebtedness, the lender could declare such indebtedness to be immediately due and payable and, in certain cases, the lender could then foreclose on the pledged collateral. Although the Company expects that it will be in compliance with all of its loan covenants upon the consummation of this offering, there can be no assurance that the Company will be able to maintain such compliance in the future. A default relating to the Company's indebtedness, in the absence of a waiver, could have a material adverse effect upon the Company's business and financial condition. Moreover, to the extent that the accounts receivable, inventory and intellectual property of the Company (excluding its foreign subsidiaries) continue to be pledged to secure its outstanding indebtedness under the credit facility, such assets will not be available to secure additional indebtedness, which may affect the Company's ability to borrow in the future.

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Dividends

     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future as it intends to retain any net income for use in connection with the expansion of its business.


Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such Year 2000 requirements. The Company believes that its products, which are self-contained software programs that run independently of external systems, will not be significantly affected by Year 2000 issues. The Company is currently in the process of investigating whether its internal accounting systems and other operational systems will be affected by the Year 2000 issue. In addition, the Company is assessing the readiness of third-party customers and suppliers for the Year 2000 issue. There can be no assurance that these third parties will timely convert their systems or that their systems will not have an adverse effect on the Company, or that Year 2000 issues or the cost of addressing them will not have a material impact on the Company's financial statements, business or operations.